EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into as of September 18, 2008 between Allscripts LLC, a Delaware limited liability company (the “Company”), and Benjamin E. Bulkley (the “Executive”).

WHEREAS, the Executive currently serves as the Chief Operating Officer of the Company pursuant to an Employment Agreement between the Company and the Executive dated as of April 24, 2007, as amended as of August 7, 2008 (the “Amended Employment Agreement”); and

WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to all matters relating to the Executive’s resignation and cessation of employment with the Company and its affiliates and the Executive’s release of claims upon the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Resignation; Termination of Employment. The Executive hereby resigns as the Chief Operating Officer of the Company and from all other positions (if any) with the Company and its affiliates as of September 19, 2008 (the “Employment Termination Date”).

2. Payment of Accrued Amounts. The Company shall pay to the Executive within 10 days following the Employment Termination Date all amounts due to the Executive for salary accrued for services rendered through the Employment Termination Date and an amount equal to all of the Executives accrued and unused vacation as of the Employment Termination Date.

3. Payment of 2007 Minimum Performance Bonus. The Company shall pay to the Executive within 10 days following the Employment Termination Date and amount equal to $50,000.00 in full and final satisfaction of the Company’s obligations under Section 3.2 of the Amended Employment Agreement.

4. Separation Payments and Benefits. In consideration for the general release contained in Section 6 hereof (the “Release”), provided that the Executive has not revoked the Release and provided that the Executive complies with the covenants contained in Sections 5.1, 5.2 and 5.3 of the Amended Employment Agreement (a) the Company shall pay to the Executive the cash payments described in Sections 4.5.1(i), (ii) and (iv) of the Amended Employment Agreement, (b) the Company shall provide the Executive with the benefits described in Sections 4.5.1(iii) and (vi) of the Amended Employment Agreement, (c) the Company hereby exercises its right to make the cash payment described in Section 4.5.1(v) of the Amended Employment Agreement in lieu of the vesting of unvested restricted stock units of Allscripts Healthcare Solutions, Inc. (the “Parent”) held by the Executive and the Company shall make such cash payment in accordance with such section, and (d) the unvested restricted stock units of the Parent held by the Executive and with respect to which no cash payment is to be made to the Executive in accordance with Section 4.5.1(v) of the Amended Employment Agreement shall vest in full in accordance with such section.

5. Section 409A. Section 10.13 of the Amended Employment Agreement is incorporated by reference into this Agreement and made a part hereof.

6. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to Sections 2, 3 and 4 hereof the amount of all required federal and state withholding taxes in accordance with the Executive’s Form W-4 on file with the Company and all applicable social security taxes.

7. Release by the Executive. The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue the Company or any of its divisions, subsidiaries, affiliates (including, without limitation, the Parent) or other related entities of the above specified entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to the Executive’s employment by the Company, the terms and conditions thereof, any failure to promote the Executive and the termination or cessation of the Executive’s employment with the Company, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the City of Chicago Human Rights Ordinance or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 7 shall apply to, or release the Company from, any obligation of the Company contained in this Agreement, in Section 6, 8 or 9 of the Amended Employment Agreement or any vested or accrued benefit pursuant to any employee benefit plan of the Company. The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive.

8. Release by the Company. The Company, on behalf of itself and anyone claiming through it, hereby agrees not to sue the Executive, and agrees to release and discharge,

fully, finally and forever, the Executive from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Company ever had or may presently have against the Executive arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to the Executive’s employment by the Company, the terms and conditions thereof, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 8 shall apply to, or release the Executive from, any obligation of the Executive contained in this Agreement or in Section 5 or 6 of the Amended Employment Agreement.

9. Authority. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

10. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the death of the Executive while any amounts are payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons designated in writing by the Executive to receive such amounts or, if no person is so designated, to the Executive’s estate.

11. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier that guarantees next day delivery or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith):

If to the Company, to:

Allscripts LLC

c/o Allscripts Healthcare Solutions, Inc.

Suite 2024

222 Merchandise Mart Plaza

Chicago, Illinois 60654

Attention: General Counsel

If to the Executive, to:

Benjamin E. Bulkley at his current address on file with the Company

12. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

13. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof; provided, however, that Sections 5 through 10, inclusive, of the Amended Employment Agreement shall remain in full force and effect.

14. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS AGREEMENT, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS AGREEMENT AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS AGREEMENT, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE CONTAINED IN SECTION 7 OF THIS AGREEMENT OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION. IF THE EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL HAVE NO RIGHT TO THE CASH AMOUNTS OR BENEFITS PAYABLE TO HIM PURSUANT TO SECTIONS 3 AND 4 OF THIS AGREEMENT AND THE RELEASE CONTAINED IN SECTION 8 SHALL BE NULL AND VOID.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

ALLSCRIPTS LLC

By:	/S/ LEE SHAPIRO
Name: Lee Shapiro Title: President

/s/ Benjamin E. Bulkley
Benjamin E. Bulkley

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